Exhibit 16.1

March 24, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Bolt Technology Corporation’s Form 8-K dated March 19, 2003, and we agree with the statements made therein.

Yours truly,

/s/    Deloitte & Touche LLP

Deloitte and Touche LLP

cc:	Mr. Raymond Soto – President and CEO
Mr. Joseph Espeso – Chief Financial Officer